EXHIBIT 99.1

PRESS RELEASE  Contact:  Carrizo Oil & Gas, Inc.
           B. Allen Connell, Director of Investor Relations
           Paul F. Boling, Chief Financial Officer
           (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS INCLUDING RECORD REVENUES AND EBITDA

HOUSTON, August 5, 2005 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the second quarter of 2005, which included the following highlights:

Second Quarter 2005 Results --

The second quarter 2005 results included the following highlights:

•	Production of 2.35 Bcfe.

•	Record quarterly revenue of $16.3 million.

•	Net Income of $3.6 million.

•	Record EBITDA, as defined below, of $11.8 million.

Revenues for the three months ended June 30, 2005 increased 36 percent to $16.3 million as compared to $12.0 million during the quarter ended June 30, 2004. The increase in revenues was driven by higher natural gas production and higher prevailing oil and natural gas prices. Production volumes during the three months ended June 30, 2005 increased 18 percent to 2.35 Bcfe as compared to 1.99 Bcfe during the second quarter of 2004 and essentially flat compared to our first quarter 2005 production. Carrizo’s average oil sales price increased 56 percent to $55.07 per barrel from $35.27 per barrel during the second quarter of 2004, while the average natural gas sales price increased eight percent to $6.55 per Mcf from $6.07 per Mcf in the second quarter of 2004. The above prices include the effect of hedging activities.

After dividends and accretion of discount on preferred stock, the Company reported net income available to common shares (“Net Income”) of $3.6 million, or $0.15 and $0.15 per basic and diluted share, respectively, for the three months ended June 30, 2005, as compared to $2.0 million, or $0.10 and $0.09 per basic and diluted share, respectively, for the same quarter during 2004. For the quarter ended June 30, 2005, Net Income was $4.0 million, or $0.17 and $0.17 per basic and diluted share, respectively, excluding $0.4 million for the non-cash after-tax charges primarily attributable to equity in the loss of Pinnacle Gas Resources (largely dividends on preferred stock).

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the second quarter of 2005 was $11.8 million, or $0.51 and $0.49 per basic and diluted share, respectively, as compared to $8.3 million, or $0.43 and $0.38 per basic and diluted share, respectively, during the second quarter of 2004.

Oil and gas operating expenses, excluding production taxes, increased to $1.6 million during the three months ended June 30, 2005 as compared to $1.3 million for the second quarter of 2004.

Production taxes increased to $1.0 million during the three months ended June 30, 2005 as compared to $0.8 million for the second quarter of 2004.

Depreciation, depletion and amortization expenses (“DD&A”) were $5.0 million during the three months ended June 30, 2005 as compared to $3.6 million during the second quarter of 2004. The increase in DD&A expense was due to (1) an increase in the DD&A rate primarily due to additions to the proved property cost base and (2) an increase in the production volumes.

General and administrative expenses (“G&A”) increased to $1.7 million during the three months ended June 30, 2005 from $1.6 million during the same quarter of 2004.

Non-cash stock option compensation expense was $0.1 million for the three months ended June 30, 2005 as compared to $0.7 million ($0.5 million after tax) during the second quarter of 2004. These amounts represent the increase in value of employee stock options that were repriced in 2000.

Other income and expense for the three months ended June 30, 2005 was a net expense of $0.6 million attributable to (1) the non-cash equity in the loss of Pinnacle Gas Resources, Inc. (“Pinnacle”) of $0.4 million (both before and after tax) and (2) a $0.2 million loss in connection with well abandonment. Other income and expense for the three months ended June 30, 2004 was a net expense of $0.3 million, directly attributable to the non-cash equity in the loss of Pinnacle (both before and after tax). Net losses are expected in this early phase of Pinnacle’s development of its coalbed methane play, initiated in the second half of 2003.

Interest expense, net of amounts capitalized, was $0.5 million for the three months ended June 30, 2005 compared to an inconsequential amount for the three months ended June 30, 2004. The increase is directly attributable to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization of interest expense) in each period. Starting in the fourth quarter 2004, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of our unproved property balance.

Results for the Six Months Ended June 30, 2005 --

The results for the six months ended June 30, 2005 include the following highlights:

•	Record Production of 4.70 Bcfe.

•	Record revenues of $31.8 million.

•	Net income of $6.2 million.

•	Record EBITDA, as defined below, of $22.4 million.

Revenues for the six months ended June 30, 2005 increased 39 percent to $31.8 million from $22.8 million during the six months ended June 30, 2004. The increase in revenues was driven by higher prevailing oil and natural gas prices and higher production. Production volumes during the six months ended June 30, 2005 increased 22 percent to 4.70 Bcfe as compared to 3.85 Bcfe during the first six months of 2004. Carrizo’s average oil sales price increased 53 percent to $52.78 per barrel from $34.41 per barrel during the first six months of 2004, while the average natural gas sales price increased six percent to $6.37 per Mcf from $6.00 per Mcf in the first six months of 2004. The above prices include the effect of hedging activities.

The Company reported Net Income of $6.2 million, or $0.27 and $0.26 per basic and diluted share, respectively, for the six months ended June 30, 2005, as compared to $4.0 million, or $0.22 and $0.19 per basic and diluted share, respectively, for the same period during 2004. For the six months ended June 30, 2005, Net Income was $7.4 million, or $0.33 and $0.31 per basic and diluted share, respectively, excluding $1.2 million for the non-cash after-tax items of (1) stock option compensation expense ($0.6 million - related to employee stock options repriced in 2000) and (2) equity in the loss of Pinnacle Gas Resources ($0.6 million - comprised of $0.2 million net income from operations offset by $0.8 million for dividends on preferred stock).

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first half of 2005 was $22.4 million, or $0.98 and $0.95 per basic and diluted share, respectively, as compared to $15.3 million, or $0.86 and $0.74 per basic and diluted share, respectively, during the first half of 2004.

Oil and gas operating expenses, excluding production taxes, increased to $2.9 million during the six months ended June 30, 2005 as compared to $2.3 million in the first six months of 2004. The increase was primarily the result of the addition of new wells (including the Barnett Shale wells).

Production taxes increased to $2.0 million during the six months ended June 30, 2005 as compared to $1.4 million for the second quarter of 2004.

Depreciation, depletion and amortization expenses (“DD&A”) were $9.6 million during the six months ended June 30, 2005 as compared to $6.9 million during the first six months of 2004. The increase in DD&A expense was due to (1) an increase in the DD&A rate primarily due to additions to the proved property cost base and (2) in part to increased production volumes.

General and administrative expenses (“G&A”) increased to $4.3 million during the six months ended June 30, 2005 from $3.8 million during the same period of 2004. The increase in G&A was due primarily to higher salary (due to increased headcount) and incentive compensation costs.

Non-cash stock option compensation expense was $1.0 million ($0.6 million after tax) for the six months ended June 30, 2005 as compared to $0.8 million ($0.5 million after tax) for the first half of 2004.

Other income and expense for the six months ended June 30, 2005 was a net expense of $0.8 million attributable to (1) the non-cash equity in the loss of Pinnacle of $0.6 million (both before and after tax) and (2) a $0.2 million loss in connection with well abandonment. Other income and expense for the first half of 2004 was a net expense of $0.6 million, directly attributable to the non-cash equity in the loss of Pinnacle (both before and after tax).

Interest expense, net of amounts capitalized, was $1.1 million for the six months ended June 30, 2005 compared to an inconsequential amount for the first half of 2004. The increase is directly attributable to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization of interest expense) in each period. Starting in the fourth quarter 2004, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of our unproved property balance.

“We are very pleased with our performance in the second quarter,” commented S.P. Johnson IV, Carrizo’s President and Chief Executive Officer. “Record revenues and EBITDA are especially impressive considering that two of our largest producers were shut-in for workovers from late April to mid-July. Production should continue to climb when we initiate sales from the Carrizo operated Galloway #1 (35% working interest) in Liberty County, Texas, where we logged 64 feet of pay in the Cook Mountain sand. Year to date, we have successfully drilled eleven out of 13 Gulf Coast wells (85%) and all of the 21 Barnett Shale wells. With the two successful financings which added over $90.0 million of liquidity, we are in a position to carry out our onshore Gulf Coast drilling program (four rigs running, including two operated) with higher working interest and to accelerate our horizontal drilling program in the Barnett Shale (five rigs running, including three operated). We now have more than 60,000 net acres in the play and continue to add high quality acreage near successful wells.

“On a non-operational note, Carrizo was recently privileged to be included in the ‘Russell 2000’ and ‘3000 Indexes’ for the first time. Also, ‘Fortune Small Business’ named Carrizo to their ranking of America’s fastest-growing small companies, the ‘FSB 100’.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, cash flow, reserve growth and shareholder value, the expected timing of drilling of additional wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2005	2004	2005	2004

Oil and natural gas revenues	$16,320,464	$11,959,567	$31,778,650	$22,832,971

Costs and expenses:
Oil and natural gas operating expenses	1,590,038	1,289,506	2,855,347	2,290,320
Production tax	1,003,249	756,824	1,973,354	1,432,218
Depreciation, depletion and amortization	5,011,320	3,606,390	9,689,158	6,852,986
General and administrative expenses	1,709,227	1,646,932	4,309,682	3,779,440
Accretion expense related to asset retirement obligations	17,530	6,442	35,061	12,884
Stock based compensation expense	54,322	746,302	1,030,102	755,984

Total costs and expenses	9,385,686	8,052,396	19,892,704	15,123,832

Operating income	6,934,778	3,907,171	11,885,946	7,709,139

Other income and expenses, net	(582,244)	(348,001)	(795,734)	(582,781)
Interest income	31,466	10,148	75,571	22,927
Interest expense, net of amounts capitalized	(537,371)	(42,847)	(1,145,834)	(86,245)

Income before income taxes	5,846,629	3,526,471	10,019,949	7,063,040

Income tax expense	2,253,838	1,388,416	3,840,918	2,741,564

Net income	3,592,791	2,138,055	6,179,031	4,321,476

Dividends and accretion of discount on preferred stock	-	152,725	-	350,720

Net income available to common shares	$3,592,791	$1,985,330	$6,179,031	$3,970,756

EBITDA (see table below)	$11,790,997	$8,275,163	$22,421,735	$15,348,856

Basic net income per common share	$0.15	$0.10	$0.27	$0.22

Diluted net income per common share	$0.15	$0.09	$0.26	$0.19

Basic weighted average common shares outstanding	23,186,292	19,213,010	22,845,775	17,913,220

Diluted weighted average common shares outstanding	23,919,850	21,958,647	23,658,179	20,802,209

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	6/30/05	12/31/04
	(unaudited)
ASSETS:
Cash and cash equivalents	$6,040,861	$5,668,000
Other current assets	14,836,640	15,965,885
Property and equipment, net	243,839,073	205,482,585
Other assets	1,700,253	1,689,447
Investment in Pinnacle Gas Resources, Inc.	4,651,932	5,229,134

TOTAL ASSETS	$271,068,759	$234,035,051

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$34,564,938	$30,682,970
Current maturities of long-term debt	75,349	89,653
Long-term notes payable	15,018,504	18,032,002
Long-term subordinated notes payable, net	50,041,626	44,852,384
Deferred income taxes	20,725,722	18,112,950
Other liabilities	1,829,373	1,406,567
Equity	148,813,247	120,858,525

TOTAL LIABILITIES AND EQUITY	$271,068,759	$234,035,051

(1)
Income tax expense for the three and six months ended June 30, 2005 includes a $2,170,672 and $3,709,002, respectively, provision for deferred income taxes and an $83,133 and $131,916, respectively, provision for currently payable franchise taxes. Income tax expense for the three and six months ended June 30, 2004 includes a $1,343,416 and $2,651,564, respectively, provision for deferred income taxes and a $45,000 and $90,000 provision for currently payable franchise taxes.

(2)	Long-term subordinated notes payable are presented net of discounts of $2,128,048 and $1,987,206 as of June 30, 2005 and December 31, 2004, respectively.

(3)	Stock based option compensation expense is a non-cash charge resulting primarily from the change in the price of the stock underlying employee stock options that were repriced in February 2000.

(4)
In February 2002, the Company consummated the sale of $6.0 million of convertible participating preferred stock and warrants to purchase shares of the Company's common stock. All of the convertible participating preferred stock was converted into 1,318,125 shares of common stock during 2004.

(5)	During the six and twelve months ended June 30, 2005 and December 31, 2004, 334,210 and 2,928,611 warrants were converted into 304,669 and 2,159,627 shares of common stock, respectively.

more

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
Reconciliation of Net Income to EBITDA	JUNE 30,		JUNE 30,
	2005	2004	2005	2004

Net Income	$3,592,791	$2,138,055	$6,179,031	$4,321,476

Adjustments:
Depreciation, depletion and amortization	5,011,320	3,606,390	9,689,158	6,852,986
Interest expense, net of amounts capitalized and interest income	505,905	32,699	1,070,263	63,318
Income tax expense	2,253,838	1,388,416	3,840,918	2,741,564
Equity in Pinnacle Gas Resources, Inc.	355,291	356,859	577,202	600,644
Stock based compensation expense	54,322	746,302	1,030,102	755,984
Accretion expense related to asset retirement obligations	17,530	6,442	35,061	12,884

EBITDA, as defined	$11,790,997	$8,275,163	$22,421,735	$15,348,856

EBITDA per basic common share	$0.51	$0.43	$0.98	$0.86

EBITDA per diluted common share	$0.49	$0.38	$0.95	$0.74

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	60,326	83,388	125,110	170,511
Natural gas (Mcf)	1,983,450	1,486,825	3,949,408	2,825,601
Natural gas equivalent (Mcfe)	2,345,406	1,987,153	4,700,068	3,848,667

Average sales prices-

Oil and condensate (per Bbl)	$55.07	$35.27	$52.78	$34.41
Natural gas (per Mcf)	$6.55	$6.07	$6.37	$6.00
Natural gas equivalent (per Mcfe)	$6.96	$6.02	$6.76	$5.93

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